Exhibit 10(c)

Compensation Arrangement for Non-Executive Chairman of the Board

Below is a summary written description of the terms of the compensation arrangement for United Rentals’ non-executive chairman of the board. The arrangement is not set forth in a formal document.

Annual Compensation. Total annual compensation is $351,000: one-half paid in cash in arrears twice a year at the same time that other outside directors receive the cash component of their pay; and one-half paid in fully-vested restricted stock units, granted on the date of the company’s annual meeting and, subject to acceleration in certain circumstances, settled three years after grant.

For any partial year, a pro rata portion of the above is paid.

The above total compensation is in lieu of any other director’s pay (e.g., per meeting fees).